LANDMARK INFRASTRUCTURE PARTNERS LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, California 90245

(310) 598-3173

December 28, 2015

Via Edgar

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E., Mail Stop 4628

Washington, D.C.  20549-4628

Attn:                    Sandra B. Hunter, Staff Attorney

Division of Corporation Finance

Re:                             Landmark Infrastructure Partners LP
Registration Statement on Form S-3
File No. 333-208316

Ladies and Gentlemen:

On behalf of Landmark Infrastructure Partners LP (the “Partnership”) and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above-captioned Registration Statement on Form S-3 be accelerated to 3:00 p.m., Washington, D.C. time, on December 30, 2015, or as soon as practicable thereafter, unless the Partnership notifies you otherwise prior to such time.

The Partnership hereby acknowledges that:

•                              should the Securities and Exchange Commission (the “Commission”) or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•                              the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Partnership from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•                              the Partnership may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Securities and Exchange Commission
December 28, 2015

Please direct any questions regarding this correspondence to our counsel, John M. Greer of Latham & Watkins, LLP, at the contact information below.

Very truly yours,

LANDMARK INFRASTRUCTURE PARTNERS LP

		By:	Landmark Infrastructure Partners GP LLC,
its general partner

		By:	/s/ George P. Doyle
George P. Doyle
Chief Financial Officer and Treasurer

cc:	John M. Greer (By Email)
Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, TX 77002
John.Greer@lw.com